Exhibit 10.12

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COLUMBIA CARE INC.

RESTRICTED STOCK UNIT AWARD NOTICE

April 26, 2019

Participant: Michael Abbott

Tier 1 – Time Vested Award:

Number of Shares covered by the Tier 1 Award: 870,6911

Tier 2 – Performance Vested Award:

Number of Shares covered by the Tier 2 Award: 1,741,3822

Vesting Start Date:

Tier 1 Award: October 26, 2018 (“Grant Date”)

Tier 2 Award: April 29, 2019, the first day the Shares are publicly traded on a national securities exchange (“Initial Trading Date”)

This award (“Award”) is granted by Columbia Care Inc., a company existing under the Business Corporations Act (British Columbia) (the “Company”), to the Participant pursuant to this Restricted Stock Unit Award Notice (the “Award Notice”) and the attached Restricted Stock Unit Award Agreement (the “Award Agreement”).

Vesting Schedule:

Tier 1 – Time Vested Award: 25% of the Tier 1 Award shall vest on each of the first four anniversaries of the Grant Date, provided the Participant is continuously employed with the Company and its Affiliates from the Grant Date through such date. In the event the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause, by the Company as a result of the Participant’s Disability, by the Participant for Good Reason, or because of the Participant’s death, the entire Tier 1 Award which has not yet vested shall immediately vest, subject to the terms of the Award Agreement. In the event the Participant’s employment with the Company and its Affiliates is terminated for Cause, the entirety of the Tier 1 Award shall be forfeited. In the event the Participant’s employment with the Company and its Affiliates is terminated for any other reason, including resignation without Good Reason, the portion of the Tier 1 Award which has not yet vested shall be immediately forfeited and all of the Participant’s rights hereunder with respect to such unvested Tier 1 Award shall terminate as of such date (and the Participant may retain the vested portion of the Tier 1 Award, subject to the terms of the Award Agreement).

[1]	Shares issuable upon settlement of this Award are not counted towards the share pool reserved under the Columbia Care Inc. Omnibus Long-Term Incentive Plan.
[2]	Shares issuable upon settlement of this Award are not counted towards the share pool reserved under the Columbia Care Inc. Omnibus Long-Term Incentive Plan.

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Tier 2 – Performance Vested Award: The Tier 2 Award shall vest only if the Shares achieve a compound annual Total Shareholder Return (“TSR”), as defined in the Award Agreement, of 15% over a period of years following the Initial Trading Date: (i) 50% of the Tier 2 Award will be eligible to vest only if the Company achieves a 15% compound annual TSR goal for the three-year period ending on the third anniversary of the Initial Trading Date, and (ii) 50% of the Tier 2 Award will be eligible to vest only if the Company achieves a 15% compound annual TSR goal for the five-year period ending on the fifth anniversary of the Initial Trading Date, provided in each case, the Participant remains continuously employed with the Company and its Affiliates from the Grant Date through such anniversary; provided further, that if the Participant’s employment with the Company and its Affiliates is terminated prior to such fifth anniversary by the Company as a result of the Participant’s Disability or by the Participant’s death, the Participant will remain eligible to earn a vested interest in the Tier 2 Award as of the remaining anniversaries (i.e., through the fifth anniversary) only if the Company achieves the TSR goal for the period ending on such anniversary (i.e., if employment is terminated by the Company as a result of the Participant’s Disability or by the Participant’s death prior to the third anniversary of the Initial Trading Date, the Participant shall be eligible to vest in 50% of the Tier 2 Award if the Company achieves the TSR goal as of the third anniversary of the Initial Trading Date, and will be eligible to vest in 50% if the Company achieves the TSR goal as of the fifth anniversary of the Initial Trading Date); provided further, that if the Participant’s employment with the Company and its Affiliates is involuntarily terminated by the Company without Cause or the Participant resigns for Good Reason prior to such third anniversary or fifth anniversary, the Participant will remain eligible to earn a fraction of the Tier 2 Award as of the remaining anniversaries (i.e., through the fifth anniversary) only if the Company achieves the TSR goal for such remaining period(s) (i.e., if employment is terminated by the Company without Cause or the Participant resigns for Good Reason prior to the third anniversary of the Initial Trading Date, the Participant shall be eligible to vest both in a fraction of 50% of the Tier 2 Award if the Company achieves the TSR goal as of the third anniversary, and in a fraction of the 50% of the Tier 2 Award if the Company achieves the TSR goal as of the fifth anniversary), where the numerator of the fraction is the number of full calendar months of service completed by the Participant from the Initial Trading Date to the date of termination of employment and the denominator of the fraction shall be sixty (60). If the first 50% of the Tier 2 Award does not vest at the end of the third anniversary of the Initial Trading Date, such amount shall remain eligible to vest as of the end of the fifth anniversary of the Initial Trading Date, provided the Participant remains continuously employed with the Company and its Affiliates through such anniversary (or the Participant’s employment with the Company and its Affiliates terminates after the third anniversary but prior to the fifth anniversary as a result of the Participant’s death, termination by the Company without Cause, termination by the Company as a result of the Participant’s Disability, or resignation by the Participant for Good Reason).

If a Participant’s employment terminates at a time when grounds exist for a termination for Cause, the Participant’s employment shall be considered to have terminated for Cause.

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Payment Schedule: Assuming a portion of the Tier 1 Award or Tier 2 Award vests, the Company shall deliver the Shares in settlement of such vested Award within 60 days of the vesting date. Delivery of the Shares shall be contingent on Participant’s satisfaction of withholding tax requirements, compliance with any applicable securities laws, and compliance with the Award Agreement, including the restrictive covenants and, with respect to any Awards that vest as a result of a termination by the Company without Cause, a termination by the Company as a result of the Participant’s Disability, or a resignation by the Participant for Good Reason, the execution of a general release.

Capitalized terms used in this Award Notice and not otherwise defined herein will have the meaning ascribed to such terms in the Award Agreement.

THE AWARD AGREEMENT INCLUDES RESTRICTIVE COVENANTS, INCLUDING A POST-EMPLOYMENT NON-COMPETE. PARTICIPANT’S SIGNATURE BELOW EVIDENCES THE PARTICIPANT’S AGREEMENT TO ABIDE BY THE TERMS OF SUCH RESTRICTIVE COVENANTS.

[Signature Page Follows]

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The undersigned Participant acknowledges receipt of this Award Notice and the Award Agreement, and, as an express condition to the grant of the Award hereunder, agrees to be bound by the terms of this Award Notice and the Award Agreement.

Participant

/s/ Michael Abbott
Name: Michael Abbott
Address: [***]

Acknowledged and Agreed:

COLUMBIA CARE INC.

By:	/s/ James A.C. Kennedy
James A.C. Kennedy
Chair, Compensation Committee

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RESTRICTED STOCK UNIT AWARD AGREEMENT

Columbia Care Inc.

Appendix A to the Restricted Stock Unit Award Notice

This Restricted Stock Unit Award Agreement, effective as of the Grant Date (as defined in the Award Notice), is between Columbia Care Inc., a company existing under the Business Corporations Act (British Columbia) (the “Company”), and the Participant (as defined below).

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a) “Affiliate” means (i) any Person or entity that directly or indirectly controls, is controlled by or is under common control with the Company, and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest.

(b) “Agreement” means this Restricted Stock Unit Award Agreement and the attached Award Notice which is incorporated herein.

(c) “Award” means the “Award” as defined in the Award Notice.

(d) “Award Notice” shall mean the Restricted Stock Unit Award Notice attached hereto which is incorporated into this Restricted Stock Unit Award Agreement.

(e) “Board” means the board of directors of the Company or any successor thereto.

(f) “Cause” means (i) “Cause” as defined in any employment agreement or offer letter entered into with the Company or an Affiliate (including, without limitation, that certain employment agreement between the Participant and Columbia Care LLC dated as of April 26, 2019) which remains in effect at the time of termination, or (ii) if none of such agreements contain a definition of “cause” or no such agreement exists or remains in effect, a good faith determination of the Committee or its designee that the Participant’s act or failure to act constitutes: (A) engaging in illegal conduct that was or is materially injurious to the Company or its Affiliates; (B) violating a federal or state law or regulation applicable to the business of the Company or its Affiliates which violation was or is reasonably likely to be injurious to the Company or an Affiliate, except for any violation of the Controlled Substances Act arising from the Company’s and/or its Affiliate’s cultivation and distribution of marijuana; (C) materially breaching the material terms of this Award Agreement, including Exhibit A, and/or any employment agreement, nondisclosure agreement, restrictive covenant agreement, confidentiality agreement or invention assignment agreement between Participant and the Company or an Affiliate; (D) commission of a felony or commission of any act of moral turpitude or the misappropriation of material property belonging to the Company or its Affiliates; (E) engaging in any act that constitutes material misconduct, theft, fraud, embezzlement, misrepresentation, conflict of interest, or breach of fiduciary obligations or

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duty of loyalty to the Company or an Affiliate; (F) gross negligence, or Participant’s willful failure to follow lawful directions of the Board or Chief Executive Officer, other than due to illness or incapacity; (G) unauthorized use or disclosure of proprietary information of the Company or any Affiliate, which use or disclosure causes material harm to the Company or an Affiliate; or (H) a material violation of any material policies of the Company or any Affiliate; provided that, with respect to subpart (H), Participant must be provided with written notice of Participant’s termination for Cause (including an explanation of the basis for Cause) and be provided with a thirty (30) day period following Participant’s receipt of such notice to cure the event(s) that trigger Cause. The Chief Executive Officer of the Company and/or the Committee shall make the final determination in good faith as to whether the Employee has cured the existence of Cause.

(g) “Change in Control” means (A) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) unless, immediately following such a merger, consolidation or reorganization the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization; (B) the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (including through the sale or other disposition of the equity of one or more subsidiaries of the Company), unless, immediately following such a sale or liquidation persons who owned the voting securities of the Company outstanding immediately prior thereto represent, on substantially the same proportions, at least fifty percent (50%) of the combined voting power of the voting securities of the entity which owns the Company’s assets immediately after such liquidation or sale; or (C) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than the Company, any trustee or other fiduciary holding the Company’s securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares), becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities or otherwise acquiring the power to elect or designate a majority of the members of the board of directors of the Company. Notwithstanding the foregoing, a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under Code Section 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation 1.409A-3(i)(5).

(h) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

(i) “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

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(j) “Company” means Columbia Care Inc., a company existing under the Business Corporations Act (British Columbia), and any successor thereto.

(k) “ “Disability” means (i) “Disability” as defined in any employment agreement or offer letter entered into with the Company or an Affiliate which remains in effect at the time of termination, or (ii) if none such agreement contains a definition of “disability” or no such agreement exists or remains in effect, the Committee has determined in its sole discretion that the Participant has a medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, for which the Participant is entitled to receive income replacement benefits for more than six months under a long-term disability plan of the Company or an Affiliate in which the Participant participates, or, in the absence of such a plan, under Social Security.

(l) “Fair Market Value” means the Fair Market Value of a Share or other security on any given date, as determined in good faith by the Board.

(m) “Good Reason” means (i) “Good Reason” as defined in any employment or offer letter entered into with the Company or an Affiliate that remains in effect as of termination, or (ii) if no such agreements contain a definition of “Good Reason” or no such agreement exists or is in effect, a Participant will have Good Reason to terminate his or her employment, if without his or her consent, the Company: (A) requires the Participant to report to someone other than the Board (provided that Good Reason shall not be deemed to occur if the Company or its subsidiary, Columbia Care LLC, a Delaware limited liability company (“CC-DE”), becomes the subsidiary of another company with other material business operations, the operations of the Company or CC-DE are not materially modified, and the Participant is required to report to the principal executive officer of the ultimate parent company), (B) the Board fails to nominate the Participant for reelection to the Board or removes the Participant from the Board for reasons other than Cause, or (C) has assigned the Participant a new title which is a material adverse diminution in the Participant’s title; provided that a Participant shall not have Good Reason, unless and until: (1) the Participant has delivered to the Company within fifteen (15) days of the event(s) giving rise to such alleged Good Reason a written notice (i) signed by the Participant, (ii) setting forth the Participant’s intention to terminate his or her employment for Good Reason, (iii) indicating the specific termination provision(s) relied upon, and (iv) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for Good Reason; (2) the Company is given fifteen (15) days in which to investigate the allegations made by the Participant (“Investigation Period”), provided that during such Investigation Period the Company, at its sole election, may suspend the Participant’s employment with pay; (3) the Company has failed to cure the alleged failure within thirty (30) days following the expiration of the Investigation Period; and (4) the Participant has terminated employment within fifteen (15) days following the Company’s deadline for curing the alleged failure. The notice shall be provided by hand delivery, or registered or certified mail, return receipt requested, postage prepaid, to the address of the principal office of the Company, attention: General Counsel.

(n) “Initial Trading Date” means the Initial Trading Date as defined in the Award Notice.

(o) “Participant” shall mean the “Participant” set forth in the Award Notice.

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(p) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 or any successor provision).

(q) “Shares” means the common equity issued by the Company which become publicly traded on a national securities exchange.

(r) “Total Shareholder Return” or (“TSR”) means the compound annual increase in value (if any) of a Share from the Initial Trading Date to the date of determining the Total Shareholder Return (i.e., the third or fifth anniversary of the Initial Trading Date, or if earlier, the date of the consummation of a Change in Control). For purposes of measuring such increase in value (if any), the initial value of a Share shall be equal to the twenty-trading-day average closing price beginning on the Initial Trading Date, and the final value shall be equal to the twenty-trading-day average closing price ending on the valuation date (i.e., the third or fifth anniversary of the Initial Trading Date, or if earlier, the date of a Change in Control).

2. Grant of Award.

(a) Effective as of the Grant Date, the Company hereby grants to the Participant the right to receive Shares to the extent the Award vests and the Participant is in compliance with the terms of this Agreement.

(b) As a result of the Award, the Participant shall not be deemed to be a shareholder of, or to have any of the rights and privileges of a shareholder of, the Company (including the right to vote or receive distributions) unless and until the Participant shall have been issued Shares pursuant to this Agreement.

3. Termination of Employment.

(a) The Participant’s rights with respect to the Award shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company or any of its Affiliates. Whether (and the circumstances under which) employment has been terminated and the determination of the termination date for the purposes of this Agreement shall be determined by the Committee, or its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Award.

(b) Unless determined otherwise by the Committee at any point following such event, or required for compliance with Code Section 409A: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Affiliate to employment or service with another Affiliate shall be considered a termination of employment; and (ii) if a Participant undergoes a termination of employment, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be considered a termination for purposes of the Award. Further, unless otherwise determined by the Committee, in the event that the Participant is employed by an Affiliate which ceases to be an Affiliate (by reason of sale, divestiture, spin-off, or other similar transaction), unless Participant’s employment or service is transferred to another entity that would constitute an Affiliate immediately following such transaction, the Participant shall be deemed to have suffered a termination of employment as of the date of the consummation of such transaction.

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(c) To the extent any payment of a Tier 1 or Tier 2 Award is triggered by a termination of employment, such payment shall not be made unless and until the Participant has had a “Separation from Service” as defined by Code Section 409A. In addition, if a payment is triggered by a Separation from Service and the Participant is a “Specified Employee” under Code Section 409A, such payment shall be delayed for six months following such Separation from Service to the extent required to comply with Code Section 409A.

(d) To the extent the vesting of any portion of an Award is accelerated as a result of a termination by the Company without Cause, a resignation by the Participant for Good Reason, a termination by the Company as a result of the Participant’s Disability, or the Participant’s death the additional vesting is conditioned upon the Participant (or Participant’s executor or legal representative) executing a general release in a form approved by the Committee (which will include Participant’s affirmation of compliance with, and agreement to continue to abide by, the NDA in Section 6 and Exhibit A hereto) and such general release becoming effective and irrevocable within sixty (60) days of the Participant’s termination of employment.

4. Change in Control.

(a) Tier 1 Award. A Participant’s Tier 1 Award shall fully vest if all of the following events happen: (i) the Participant remains continuously employed by the Company or its Affiliates from the Grant Date through the consummation of a Change in Control, and (ii) the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause, by the Company as a result of the Participant’s Disability, by the Participant for Good Reason or by the Participant’s death, prior to the applicable vesting date.

(b) Tier 2 Award. If the Participant remains continuously employed by the Company or its Affiliates from the Grant Date through the consummation of a Change in Control, and

(i) such Change in Control is consummated prior to the third anniversary of the Initial Trading Date, the Participant will vest in (A) fifty percent (50%) of the Tier 2 Award only if the Company has achieved a fifteen percent (15%) compound annual Total Shareholder Return goal for the period from the Initial Trading Date to the consummation of the Change in Control (provided that, if the Change in Control is consummated prior to the first anniversary of the Initial Trading Date, the Company has achieved at least a 15% Total Shareholder Return, not annualized, through the consummation of the Change in Control), and (B) an additional fifty percent (50%) of the Tier 2 Award only if the Company has achieved a Total Shareholder Return (not annualized but using the initial value and final value of the Shares as set forth in the definition of Total Shareholder Return) from the Initial Trading Date to the Change in Control equal to or greater than one hundred and one percent (101%) (i.e., the compound annual Total Shareholder Return goal for the period from the Initial Trading Date to the fifth anniversary thereof), provided that the Participant remains continuously employed with the Company

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or its Affiliates through the applicable anniversary (i.e., the third anniversary of the Initial Trading Date under clause (A) or the fifth anniversary under clause (B)), or the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause, by the Participant for Good Reason, by the Company as a result of the Participant’s Disability or by death of the Participant prior to the applicable anniversary; or

(ii) such Change in Control is consummated after the third anniversary of the Initial Trading Date and prior to the fifth anniversary of the Initial Trading Date, the Participant will vest in the amount of the Tier 2 Award which otherwise would have been eligible to vest as of the fifth anniversary of the Initial Trading Date only if (A) the Company has achieved a fifteen percent (15%) compound annual Total Shareholder Return goal for the period from the Initial Trading Date to the consummation of the Change in Control, and (B) (1) the Participant remains continuously employed with the Company or its Affiliates through the fifth anniversary of the Initial Trading Date, or (2) the Participant’s employment with the Company and its Affiliates is terminated by the Company without Cause, by the Participant for Good Reason, by the Company as a result of the Participant’s Disability, or by the Participant’s death prior to the fifth anniversary of the Initial Trading Date.

5. Discretionary Vesting. The Committee may, in its discretion, elect to award a Participant with additional vesting credit for any outstanding Award upon a Change in Control, without regard to whether or not the Participant experiences a termination of employment.

6. Restrictive Covenants.

(a) Employee understands that the Company has spent considerable time, effort and expense developing proprietary information and has taken reasonable measures to protect its secrecy. Therefore, in consideration for the Award, Participant shall execute the Non-Competition, Non-Solicitation and Non-Disclosure (the “NDA”), which is attached hereto as Exhibit A and incorporated by reference herein. The NDA is intended to survive and does survive the termination or expiration of this Award Agreement. The obligations, duties and liabilities of the Participant pursuant to Exhibit A of this Award Agreement are continuing, absolute and unconditional, and shall remain in full force and effect, despite any termination of this Award Agreement for any reason whatsoever, with or without Cause.

(b) Participant has carefully read and considers the NDA and this Section 6 to be fair, reasonable and reasonably required for the protection of the interests of the Company. These provisions may be waived only by a written amendment signed by the parties. In the event Participant breaches any of the covenants in the NDA, Participant shall be treated as if their employment with the Company and its Affiliates was terminated for Cause and be subject to the repayment and clawback provisions in Section 7 of the Award Agreement.

(c) Participant and the Company: (i) intend that the provisions of Exhibit A be and become valid and enforceable; (ii) acknowledge and agree that the provisions of Exhibit A are reasonably necessary to protect the legitimate interests, business and good will of the Company; and (iii) that any violation of Exhibit A will result in immediate, substantial and irreparable injury

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to the business and goodwill of the Company for which there exists no adequate remedy at law. Accordingly, Participant agrees that if he violates any of the provisions of Exhibit A, then, in addition to any other remedy available at law or in equity, the Company shall be entitled to an injunction restraining such breach, without the requirement of demonstrating irreparable injury or of posting a bond, as well as liquidated damages, including, but not limited to, any and all money(ies), benefits or payment(s) earned by the Participant during the period of the breach. Participant understands and agrees that the foregoing relief is without notice to Participant and without the necessity of proving actual damages. In the event that either party breaches any portion of this Agreement, the prevailing party in an action to enforce or interpret this Agreement may recover from the other party reasonable attorneys’ fees and costs incurred in that subsequent action or proceeding, in addition to all other relief to which the prevailing party may be entitled. Employee agrees that the provisions of Section 15 below shall not apply to proceedings brought by the Company to obtain the equitable relief authorized under this Section 6, which proceedings the Company shall be free to institute in any court of competent jurisdiction within or outside of the State of New York and, to the extent permitted by applicable law, shall be governed by the law of the State of New York without regard to its conflict of law principles.

7. Repayment of Proceeds; Clawback Policy. If the Committee in its sole discretion determines within three (3) years after the date any portion of the Award vests that grounds existed to terminate the Participant for Cause prior to such vesting, or the Participant violated the restrictive covenants in Section 6 and Exhibit A, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to deliver to the Company, within 10 business days of the Committee’s request to Participant therefor, the Company Shares (or other consideration) which the Participant received under this Agreement. Any reference in this Agreement to grounds existing for a termination of employment with Cause, including a breach of the restrictive covenants in Section 6 and Exhibit A, shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Restricted Stock Unit Award and all Shares (or other consideration) received hereunder also shall be subject to the Company’s Clawback Policy, as in effect from time to time.

8. No Right to Continued Employment. Neither this Agreement nor the Participant’s receipt of the Award shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under this Agreement, except as otherwise expressly provided herein.

9. Changes in Capital Structure and Similar Events. In the event of (i) any distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Shares, or (ii) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, or the financial statements of the Company, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the following:

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(a) adjusting any or all of (i) the number of Shares (or number and kind of other securities or other property or cash) which may be delivered in respect of the Award, and (ii) the terms of the Award, including, without limitation, (A) the number of Shares (or number and kind of other securities or other property) subject to the Award or to which the Award relates, or (B) any applicable performance measures;

(b) providing for a substitution or assumption of the Award, accelerating vesting of, or termination of the Award; and

(c) cancelling the Award and causing to be paid to the Participant with respect to the vested portion of the Award (including any portion that would vest as a result of the occurrence of such event but for such cancellation) the value of such vested Award, if any, as determined by the Committee (which if applicable may be based upon the price per Share to be received by other shareholders of the Company in such event), including without limitation, a cash payment in an amount equal to the Fair Market Value (as determined by the Committee in its discretion as of a date specified by the Committee) of the Shares subject to the Award (it being understood that, in such event, any unvested portion of the Award may be canceled and terminated without any payment or consideration therefor);

(d) provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to the Award to reflect such equity restructuring. Any such adjustment shall be conclusive and binding for all purposes. Payments to holders pursuant to clause (c) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time. In addition, prior to any payment or adjustment contemplated under this Section 9, the Committee may (i) reduce the value of the Award by such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, and (ii) require the Participant to satisfy any applicable tax withholding obligations or securities law requirements.

10. Administration

(a) The Committee shall administer the Award and this Agreement.

(b) The Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee, to: (i) determine whether, to what extent, and under what circumstances the Award may be settled in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or

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methods by which the Award may be settled, canceled, forfeited, or suspended; (ii) determine whether, to what extent, and under what circumstances the delivery of Shares, other securities, other Awards or other property and other amounts payable with respect to the Award shall be deferred either automatically or at the election of the Participant or of the Committee; (iii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement and any instrument or agreement relating to the Award; (iv) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of this Agreement; and (v) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Agreement.

(c) Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law.

(d) Unless otherwise expressly provided in this Agreement, all designations, determinations, interpretations, and other decisions under or with respect to this Agreement or Award or any documents related to the Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, and any Participant, any holder or beneficiary of any Award.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Board may, in its sole discretion, at any time and from time to time, administer this Agreement with respect to the Award. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

11. Tax Withholding.

(a) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under the Award, or from any compensation or other amounts owing to a Participant, the amount (in cash, Shares, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding or any other applicable taxes.

(b) Without limiting the generality of clause (a), the Committee may, in its sole discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (i) the delivery of Shares (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability, or (ii) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the settlement of the Award a number of Shares with a Fair Market Value equal to such withholding liability.

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12. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13. Nontransferability. Each Award shall be payable only to the Participant during the Participant’s lifetime, or, if permissible under applicable law, to the Participant’s legal guardian or representative. Prior to the delivery of Shares hereunder, neither the Award nor any Shares which may be deliverable under the Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (including, without limitation, except as may be prohibited by applicable law, pursuant to a domestic relations order) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

14. Governing Law; Venue; Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Participant and the Company each hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in such jurisdiction, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

15. Arbitration. Any disputes, controversies or claims arising under, relating to or in connection with this Award Agreement that the parties cannot resolve themselves, including without limitation, disputes, controversies or claims pertaining to the general application, validity, construction, interpretation or enforceability of this Award Agreement (except for claims by Company or its Affiliates arising under Section 6 herein and Exhibit A), shall be settled exclusively by final and binding arbitration, before a sole arbitrator, in accordance with the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. Included within this arbitration provision are any claims based on violation of local, state or federal law, such as claims for discrimination, harassment, retaliation or civil rights violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Fair Labor Standards Act, ERISA, COBRA, New York state employment laws (including, without limitation, the New York State Human Rights Law, the New York City Human Rights Law, and the New York Labor Law), Massachusetts state employment laws (including, without limitation, the Massachusetts Fair Employment Practices Law and the Massachusetts Payment of Wages Law) or similar federal, state, and local statutes. Except as otherwise provided in this Agreement, arbitration shall be the exclusive method of resolving any Award-related dispute, and both Company and Participant are giving up any right they may otherwise have to a judge or jury deciding such dispute; provided, however, that claims for breach or enforcement of the NDA (attached as Exhibit A hereto), may proceed before a court of competent jurisdiction in the State of New York, with law of the State of New York governing any such proceeding, without regard to conflicts of law principles.

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(a) Arbitration shall proceed solely on an individual basis; no claims shall be arbitrated on a class or collective action basis or on bases involving claims brought in a purported representative capacity on behalf of others. The arbitrator’s authority to resolve and make written awards is limited to claims between Participant and Company alone. Claims may not be joined or consolidated unless agreed to in writing by all parties. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.

(b) The arbitration shall provide for (i) reasonable written discovery and depositions as may be allowed by the arbitrator, and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Except as provided by applicable law, the cost of such arbitration shall be borne equally by Participant and Company. All rights, causes of action, remedies and defenses available under applicable state and federal law and equity are available to the parties hereto, and shall be applicable as though in a court of law, including the right to file a motion for summary judgment.

(c) This Section 15, to resolve any disputes involving the Award by binding arbitration, shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. The remedial authority of the arbitrator shall be the same as, but no greater than, what would be the remedial power of a court having jurisdiction over the parties and their dispute.

(d) The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Section 15 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 15 or this Agreement, and this Section 15 and this Agreement shall be reformed to the extent necessary to carry out the provisions of this Section 15 to the greatest extent possible and to ensure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that this Section 15’s arbitration provisions are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(e) Unless mutually agreed by the parties otherwise, any arbitration shall take place before the American Arbitration Association, or other arbitration tribunal as may be agreed to by the parties, in New York County, New York. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In the event that either party initiates litigation seeking to enforce or confirm an arbitration award, the prevailing party in such action may recover from the other party reasonable attorney’s fees and costs incurred in that subsequent action or proceeding, in addition to all other relief to which the prevailing party may be entitled.

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(f) TO THE EXTENT ANY OR ALL OF THIS AGREEMENT TO ARBITRATION IS DEEMED INVALID OR UNENFORCEABLE, THE PARTIES NONETHELESS AGREE TO GIVE UP THEIR RIGHT TO A TRAIL BY JURY, IF ANY, IN THE EVENT OF ANY DISPUTE BETWEEN THEM.

(g) BY AGREEING TO ARBITRATE, THE PARTIES ARE GIVING UP AND WAIVING THE RIGHT TO A TRIAL BY JURY OF ANY DISPUTE BETWEEN PARTICIPANT AND THE COMPANY, AND ITS PARENT ENTITIES, SUBSIDIARIES AND AFFILIATES (AND ITS AND THEIR CURRENT AND FORMER MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, WHETHER ACTING IN THEIR INDIVIDUAL CAPACITY OR THEIR CAPACITY ON BEHALF OF THE COMPANY OR ITS PARENT ENTITIES, SUBSIDIARIES AND AFFILIATES).

16. Successors in Interest. For the avoidance of doubt, any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

17. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Award evidenced hereby, the Participant expressly acknowledges that: (a) the grant of the Award is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (b) all determinations with respect to the Award, including the vesting and payment, will be determined by the Committee in its sole discretion; (c) the Award is not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis and, for the avoidance of doubt, the Award shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (d) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that, except as provided herein, the Participant will have no rights to compensation or damages related to the Award in consequence of the termination of the Participant’s employment for any reason whatsoever (including, whether or not in breach of contract).

18. Book Entry Delivery of the Company Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to cause the issuance or deliver such Shares in book entry form in lieu of certificates.

19. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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20. Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting this Award (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth herein.

21. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, or making any recommendations regarding the Participant’s acceptance of the Award or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding this Agreement.

22. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s vesting in or receipt of the Shares, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23. Waiver. The Participant acknowledges that a waiver by the Committee of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

24. Securities Compliance. This Agreement is intended to be a compensatory benefit plan within the meaning of Rule 701 of the Securities Act of 1933 and the grant, issuance, transfer or sale of any Shares pursuant to this Agreement is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701; provided that the foregoing shall not require the Company to rely on Rule 701 for any issuance pursuant to this Agreement to the extent that another exemption from registration under the Securities Act is available for issuance.

The obligation of the Company to settle the Award in Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of the Award to the contrary, the Company shall be under no obligation to deliver any Shares or other securities pursuant to the Award unless such Shares or other securities have been properly registered for resale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares or other securities may be resold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act of 1933 any of the Shares or other securities to be delivered under this Agreement. The Committee shall have the authority to provide that all Shares or other securities delivered under the Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable, and the Committee may cause a legend or legends to be put on certificates representing Shares or other securities delivered under this Agreement to make appropriate reference to such restrictions or may cause such Shares or other

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securities delivered under the Award in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Award to the contrary, the Committee reserves the right to add any additional terms or provisions to the Award that it in its sole discretion deems necessary or advisable in order that the Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

25. Obligations Binding on Successors. The obligations of the Company under this Agreement shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

26. Gender; Titles and Headings. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Agreement are for convenience of reference only, and in the event of any conflict, the text of the Agreement, rather than such titles or headings shall control.

27. Code Section 409A.

(a) The intent of the Company is that payments under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement would cause Participant to incur any additional tax or interest under Code Section 409A, the Committee shall, after consulting with and receiving the approval of the Participant, reform such provision in a manner intended to avoid the incurrence by the Participant of any such additional tax or interest.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Participant becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 27(iii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Participant in a lump-sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Committee. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.